Exhibit 99.2

ASSET ACQUISITION AGREEMENT

BY AND AMONG

MESA LABORATORIES, INC.,

NORTH BAY/BIOSCIENCE, LLC

AND

THE MEMBERS OF

NORTH BAY/BIOSCIENCE, LLC

August 6, 2015

TABLE OF CONTENTS

ASSET ACQUISITION AGREEMENT	1
WITNESSETH	1
ARTICLE I	1
Definitions	1
ARTICLE II	3
Transactions; Terms, Manner and Timing of Purchase	3
2.1 Purchase and Sale of Purchased Assets	3
2.2 Excluded Assets	4
2.3 Assumed Liabilities	5
2.4 Excluded Liabilities	5
2.5 Consideration	6
2.6 Time and Place of Closing	7
ARTICLE III	7
Representations and Warranties of Mesa	7
3.1 Organization	7
3.2 Authorization; Enforceability	7
3.3 No Violation or Conflict	7
3.4 Consents of Governmental Authorities and Others	7
3.5 No Brokers	8
3.6 Financing	8
3.7 Disclosure	8
3.8 No Additional Representations	8
ARTICLE IV	8
Representations and Warranties of NBBS and the Members	8
4.1 Organization	8
4.2 Authorization; Enforceability	8
4.3 No Violation or Conflict	8
4.4 Permits	9
4.5 Title to Purchased Assets	9
4.6 Inventory	9
4.7 Contracts	9
4.8 Proceedings	10
4.9 Taxes	10
4.10 Product Warranty	10

4.11 Consents of Governmental Authorities and Others	10
4.12 Compliance	10
4.13 Conduct of Business	10
4.14 Environmental Matters	11
4.15 Financial Statements	11
4.16 Intellectual Property	11
4.17 Properties	12
4.18 Disclosure	12
4.19 No Additional Representations	12
ARTICLE V	12
Additional Agreements	12
5.1 Survival of the Representations and Warranties	12
5.2 Investigation	12
5.3 NBBS Indemnification	12
5.4 Mesa’s Indemnification	13
5.5 Indemnity Procedure	13
5.6 Limitations on Indemnification Obligations	14
5.7 Noncompetition; No-Hire; Confidentiality	14
5.8 Customer and Other Business Relationships	14
5.9 Further Assurances	14
5.10 Bulk Sales Compliance	15
5.11 Sole Remedy	15
5.12 Consents	15
5.13 Taxes	15
ARTICLE VI	15
Closing; Deliveries; Conditions Precedent	15
6.1 Closing	15
6.2 Deliveries	15
6.3 Reasonable Efforts	16
6.4 Conditions to Closing	16
ARTICLE VII	17
Covenants	17
7.1 General Confidentiality	17
7.2 General	17
7.3 NBBS Name	17

ARTICLE VIII	17
Miscellaneous	17
8.1 Notices	17
8.2 Entire Agreement; Incorporation	18
8.3 Binding Effect	18
8.4 Assignment	18
8.5 Waiver and Amendment	18
8.6 No Third Party Beneficiary	18
8.7 Severability	19
8.8 Expenses	19
8.9 Headings	19
8.10 Other Remedies; Injunctive Relief	19
8.11 Counterparts	19
8.12 Remedies Exclusive	19
8.13 Governing Law, Jurisdiction and Venue	19
8.14 Participation of Parties	20
8.15 Further Assurances	20
8.16 Publicity	20

Exhibits

Disclosure Schedule

Exhibit A – Selected Current Assets

Exhibit B – Financial Statements

Exhibit C – Bill of Sale

Exhibit D – Assignment and Assumption Agreement

Exhibit E – Assignment and Assumption of Leases

Exhibit F – Assignment of Trademarks

Exhibit G – Noncompetition, Nondisclosure and Nonsolicitation Agreement

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (the “Agreement”) is dated as of August 6, 2015, by and among Mesa Laboratories, Inc., a Colorado corporation (“Mesa”) and North Bay/Bioscience, LLC, a Michigan limited liability company (“NBBS”), Michael E. Kittendorf (“MEK”) and Cynthia D. Kittendorf (“CDK”) (collectively, the “Members”). Mesa, NBBS and the Members are referred to herein collectively as the “Parties” and each individually as a “Party.”

WITNESSETH:

WHEREAS, NBBS is engaged in the sale and distribution of sterilizer monitoring solutions, including biological spore testing and chemical indicators, as well as services related to data recording systems for sterility control, primarily to the dental industry throughout North America, (the “Business”); and

WHEREAS, NBBS desires to sell, assign, transfer, convey and deliver to Mesa, and Mesa desires to purchase and acquire from NBBS, substantially all of the assets of NBBS, including those used or held for use in connection with, necessary for or relating to the Business, and Mesa has agreed to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

WHEREAS, Members own all of the issued membership interests of NBBS

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

Definitions

1.1.     Definitions. In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:

“Affiliate” shall mean with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, without limiting the generality of the foregoing, includes, with respect to a Person (a) any other Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person or beneficially owns or holds ten percent (10%) or more of any other equity interests in such Person, (b) any other Person with respect to which such Person beneficially owns or holds ten percent (10%) or more of any class of voting securities or other securities convertible into voting securities of such Person, or owns or holds ten percent (10%) or more of the equity interests of the other Person, and (c) any director or senior officer of such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Asset Acquisition Agreement together with all Exhibits and schedules referred to herein, which Exhibits and schedules are incorporated herein and made a part hereof.

“Confidential Information” means any information concerning the businesses and affairs of Mesa or NBBS that is not already generally available to the public.

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement and incorporated by reference herein and made a part hereof.

“Encumbrance” means a lien or claim on an asset or property that is binding on the property and that can affect the clarity of a good title, or diminish the value of the asset or property.

"Environmental Law" means any Law, Order or Proceeding that requires or relates to:

(a)     advising appropriate authorities, employees or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)     preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)     reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

(d)     assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

(e)     protecting resources, species or ecological amenities;

(f)     reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)     cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

(h)     making responsible parties pay private parties, or groups of them, for damages done to their health or the environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall mean NBBS unaudited consolidated balance sheets, statements of operations, changes in member’s equity and cash flows as of and for the fiscal years ended December 31, 2013, 2014, and for the six (6) month period ended June 30, 2015.

“Governmental Authority” means any government or political subdivision, whether domestic or foreign and whether federal, state, provincial or local, exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power including any agency, authority, official, court or tribunal of any such government or political subdivision.

“Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person, with respect to any indebtedness or other obligations of any other Person, which have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor.

"Hazardous Material" shall mean any substance, material or waste which is or will foreseeably be regulated by any Law, Environmental Law or any Governmental Authority, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by NBBS in which NBBS has a proprietary interest, including (i) NBBS’ name, all assumed fictional business names, registered and unregistered Trademarks (defined below) and related applications, (ii) all patents, patent applications, and all inventions and discoveries whether or not patentable, and including all products under research and development (collectively “Patents”) (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively “Copyrights”), (iv) all Trade Secrets (defined below), and (v) all rights in internet websites and internet domain names presently used by NBBS (“Net Names”).

“Knowledge” shall mean, in the case of an individual, the actual knowledge of such individual and the knowledge such individual could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation and inquiry. Knowledge of NBBS shall mean and be restricted to the Knowledge of MEK.

“Law” and “Laws” shall mean any statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law of any Governmental Authority.

Lease shall mean any lease or rental agreement pertaining to the possession and occupancy of any real property.

“Liability” or “Liabilities” shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or Proceedings of which NBBS or the Members had Knowledge on the Closing Date, whether or not of a kind required to be set forth on a financial statement.

“Material Adverse Effect” shall mean any event or condition of any character which has had or that will have an adverse individually or in the aggregate an effect of twenty five thousand dollars ($25,000) or more on the condition (financial or otherwise), results of operations, assets, Liabilities, properties, or business of Mesa or NBBS, as applicable, other than any event or condition to the extent arising from or relating primarily to (i) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement, (ii) the industry in which NBBS operates generally (and which is not specific to NBBS and which does not affect NBBS disproportionately as compared to other companies that compete with NBBS), or (iii) any change in Law applicable to either Mesa or NBBS.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means action taken by a Person consistent in nature, scope and magnitude with the past customs and practices of such Person, and taken in the ordinary course of the normal, day-to-day operations of such Person.

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government or any other entity.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” and “Taxes” shall mean (i) all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, withholding, severance, occupation, social security, unemployment compensation, alternative minimum, value added, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental or regulatory authority with respect thereto, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Trademarks” means trademarks, service marks, trade names, designs, logos, slogans, and general intangibles of like nature.

“Trade Secrets” means know-how, trade secrets, technical information, data, process technology, confidential or proprietary information, proprietary processes, formulae, algorithms, models, methodologies, customer lists, software, plans, drawing and blue prints.

The words “hereof”, “herein” and “hereunder” and the words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

ARTICLE II

Transactions; Terms, Manner and Timing of Purchase

2.1      Purchase and Sale of Purchased Assets. In accordance with the provisions of this Agreement and except for the Excluded Assets as set forth in Section 2.2, at the Closing, NBBS will sell, convey, assign, transfer and deliver to Mesa, and Mesa will purchase and acquire from NBBS, free and clear of all Encumbrances, all right, title and interest of NBBS in and to all of NBBS’ property and assets, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following assets used in or useful or relating to the Business (but excluding the Excluded Assets) (collectively, the “Purchased Assets”):

(a)     all inventories of NBBS, wherever located, including all saleable sterilizer tests, finished goods, work in process, manufactured and processed parts, raw materials, spare parts, packaging materials, and all other materials and supplies to be used or consumed by NBBS in the production of finished goods (“Inventory”);

(b)     all of the intangible rights and property of NBBS, including all Intellectual Property rights, going concern value, goodwill, telephone and telecopy numbers, email addresses;

(c)     that certain checking account with The Bank of Northern Michigan, bearing account number 4082227;

(d)     all accounts receivable of NBBS, including all trade accounts receivable and other rights to payment from customers, and the full benefit of all security for such accounts or rights to payment.

(e)     all (i) agreements, contracts, consensual obligations, promises or undertakings (whether written or oral and whether express or implied) and all rights thereto (including all outstanding offers or solicitations made by or to NBBS to enter into any such contract), (ii) open purchase or sales orders (“Sales Orders”), and (iii) Leases, each under or by which (x) NBBS has or may acquire any rights or benefits; (y) NBBS has or may become subject to any obligation or liability; or (z) NBBS or any of the assets owned or used by NBBS is or may become bound (collectively, the “Included Contracts”), including those listed on Schedule 4.7(a);

(f)     all machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies materials, tools, dies, molds and other items of tangible personal property of every kind and wherever located, owned or leased by NBBS, used or held for use in connection with or related to the Business, as set forth on Schedule 4.5(c) of the Disclosure Schedule, together with the full benefit of all express or implied warranties by the manufacturers or NBBSs or lessors of any item of tangible personal property or component part thereof and all maintenance records and other documents relating thereto;

(g)     all Permits and all pending applications therefore or renewals thereof, in each case (i) relating to the Business or the Purchased Assets and, (ii) to the extent transferable to Mesa, including those set forth on Schedule 4.4 of the Disclosure Schedules;

(h)     all rights of NBBS relating to deposits and prepaid expenses, advance billings with respect to Included Contracts that are not yet completed, claims for refunds and rights of offset, in each case in connection with or relating to the Business;

(i)     all books, records, files, studies, manuals, reports and other materials (in any form or medium) related to the Business, including all advertising materials, catalogues, price lists, mailing lists, distribution lists, client and customer lists, referral sources, supplier and vendor lists, purchase orders, sales and purchase invoices, correspondence, production data, sales and promotional materials and records, purchasing materials and records, research and development files, records, data and laboratory books, Intellectual Property disclosures, manufacturing and quality control records and procedures, service and warranty records, equipment logs, operating guides and manuals, drawings, product specifications, engineering specifications, blueprints, copies of all financial and accounting records, and copies of Proceedings files; in each case, to the extent relating to the Business; and

(j)     all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Business or any of the other Purchased Assets or Assumed Liabilities, in each case, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which NBBS may be entitled in connection with or relating to the Business or any of the other Purchased Assets or Assumed Liabilities, except as may be retained by NBBS pursuant to the terms .hereof, and except for any claims NBBS may have against its Members or managers; and

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement does not include the assumption of any Liability related to the Purchased Assets unless Mesa expressly assumes that Liability pursuant to Section 2.3.

2.2     Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following assets of NBBS (collectively, the “Excluded Assets”) are excluded from the Purchased Assets, and are to be retained by NBBS as of the Closing:

(a)     all cash or cash equivalents, and cash in bank or brokerage accounts of NBBS;

(b)     those motor vehicles and personal property as listed in Section 2.2(b) of the Disclosure Schedule;

(c)     original copies of all financial and accounting records, minute books, non-classified records and Tax records of NBBS and its subsidiaries, and any other materials that NBBS or its subsidiaries are required by Law to retain;

(d)     Members’ interests in and to NBBS;

(e)     all certificates for insurance, binders for insurance policies and insurance, and claims and rights thereunder and proceeds thereof;

(f)     all claims for refund of Taxes and other governmental charges of whatever nature incurred or assessed for periods prior to the Closing, including any Taxes that arise as a result of the sale of the Purchased Assets pursuant to this Agreement and any deferred Taxes of any nature;

(g)     all Permits and all pending applications therefore or renewals thereof, to the extent not transferable or assignable;

(h)     all claims, rights, credits, causes of actions, defenses and rights of set-off against third parties relating to or arising from the Excluded Liabilities, whether accruing before or after the Closing, and including all attorney work-product protections, attorney-client privileges and other legal protections and privileges to which NBBS may be entitled in connection with or relating to the Excluded Assets or the Excluded Liabilities or relating to or arising under disputes related to this Agreement;

(i)     all rights of NBBS under this Agreement and any other documents, instruments or certificates executed in connection with the transactions contemplated by this Agreement.

2.3     Assumed Liabilities. In accordance with the provisions of this Agreement, at the Closing, Mesa will assume and pay, perform and discharge when due only the following Liabilities of NBBS (collectively, the “Assumed Liabilities”):

(a)     all Liabilities of NBBS arising after the Closing under the Included Contracts, including all obligations to process sterilizer test kits sold and shipped by NBBS prior to Closing;

(b)     all Liabilities arising out of or relating to product warranty of any tangible or intangible products or services sold by NBBS prior to the Closing; and

(c)     open purchase orders as described and in such amounts set forth on Disclosure Schedule 4.7(a)(ii).

2.4     Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, and regardless of any information disclosed to Mesa or any of its Affiliates or representatives, and other than the Assumed Liabilities specifically listed in Section 2.3, Mesa does not assume and has no responsibility for any Liabilities of NBBS (the “Excluded Liabilities”). Without limiting the preceding sentence, the following is a non-exhaustive list of Excluded Liabilities that Mesa does not assume and that NBBS will remain bound by and liable for, and will pay, perform and discharge when due:

(a)     all Liabilities arising out of or relating to any Excluded Asset;

(b)     all Liabilities related to the employment of any NBBS employees including, but not limited to, employees or former employees, consultants, independent contractors, directors, or other service providers of NBBS relating to time periods prior to or after the Closing (except to the extent such Persons are employed by Mesa or its Affiliates), including without limitation for compensation and hours of work (including overtime wages), benefits (including workers’ compensation and unemployment benefits), worker classification, fair employment practices (including discrimination, equal employment, and record-keeping requirements), meals and rest periods, employee safety and health, immigration, termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(c)     all Liabilities under any agreement or consensual obligation contract that is not an Included Contract, including any Liability arising out of or relating to any NBBS credit facilities or any security interest related thereto;

(d)     all Liabilities under any Included Contract that arise after the Closing to the extent such Liabilities arise out of or relate to any breach of, or failure to comply with, prior to the Closing, any covenant or obligation in any such contract;

(e)     all Liabilities arising out of or relating to infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by NBBS prior to the Closing;

(f)     all Liabilities arising out of or relating to indebtedness incurred by NBBS excluding Liabilities associated with the performance of any Included Contract after the Closing;

(g)     all Liabilities for Taxes accrued or assessed against NBBS, including all Taxes which are assessed against NBBS as a result of the sale of the Purchased Assets pursuant to this Agreement, and any deferred Taxes of any nature;

(h)     all Liabilities accrued or assessed against NBBS arising from or under any Environmental Law or occupational safety and health Law;

(i)     all Liabilities to indemnify, reimburse or advance amounts to any Member, employee or agent of NBBS for actions taken (or failure to act) prior to the Closing;

(j)     all Liabilities arising from a failure to comply on the part of NBBS with any applicable bulk sales Law or fraudulent transfer Law in connection with this Agreement;

(k)     all Liabilities arising out of or resulting from NBBS compliance or non-compliance with any Law;

(l)     all Liabilities relating to any negotiations, agreements or other transactions, if any, by NBBS with any third party that relate to the acquisition of NBBS or any of its assets or Business or any termination of related negotiations or arrangements;

(m)     all professional, financial advisory, broker, finder or other fees of any kind incurred by NBBS;

(n)     all Liabilities of NBBS arising out of or incurred in connection with this Agreement, the transactions contemplated by this Agreement, or any other certificate, document or instrument executed in connection with the transactions contemplated by this Agreement, including NBBS disclosures to or negotiations with creditors or members, written consents from any Persons, or other legal obligations of NBBS; and

(o)     all other Liabilities (other than Assumed Liabilities) incurred, accrued or assessed against NBBS based upon the acts or omissions of NBBS, whether before or after Closing, including any other Liability arising out of the ownership of the Purchased Assets and the operations of the Business.

2.5     Consideration;

(a)     The total consideration for the Purchased Assets (“Purchase Price”) consists of the sum of the following:

i.     ten million two hundred fifty thousand dollars ($10,250,000) (the “Closing Payment”), which shall be paid in cash at Closing as provided in Section 6.2(a)(i);

ii.     a future payment of one million dollars ($1,000,000) plus accrued interest from the date of Closing to the date of payment under this Section 2(a)(ii) at accrued money market rates (the “Holdback Amount”) provided, however, that the Holdback Amount shall be reduced on a dollar for dollar basis to the extent necessary to satisfy in full each and every Mesa Loss (defined in Section 5.3.2 below) subject to the limitations and procedures contained in Sections 5.3 hereof. The Holdback Amount shall be due and payable to NBBS on the one (1) year anniversary date of the Closing Date (the “Anniversary Date”), provided, that if there are any outstanding indemnification claims by Mesa which have been asserted on or before the Anniversary Date, such portion of the Holdback Amount reasonably necessary to satisfy the Mesa Loss associated with such indemnification claims shall continue as the Holdback Amount and shall be paid to NBBS upon the final settlement of such indemnification claims pursuant to Sections 5.3 and the balance of the Holdback Amount unaffected by such claims shall be paid to NBBS on the Anniversary Date; and

iii.     the assumption of the Assumed Liabilities.

(b)     Purchase Price Adjustment. The Purchase Price shall be increased or decreased on a dollar for dollar basis, in accordance with this Section 2.5(b). The Parties hereby agree that the “Target Selected Current Assets Amount” shall be as set forth in Exhibit A hereto. Within thirty (30) calendar days following the Closing Date, Mesa will calculate the NBBS Selected Current Assets as of the date of Closing (the “Closing Date Selected Current Assets Amount”) in a manner consistent with the methodology for calculating the Target Selected Current Assets Amount set out in Exhibit A hereof, except that (i) the Closing Date Selected Current Assets Amount shall be increased by the amount of cash consideration paid and legal fees incurred in connection with NBBS’ acquisition of certain customers and other assets of Forest Park Diagnostics, Inc. d/b/a Sterilchek; “Fixed Assets (Net)” for purposes of the Closing Date Selected Current Assets Amount shall be $66,191; and (iii) The “Selected Current Assets Adjustment Amount” shall be the difference between the Closing Date Selected Current Assets Amount and the Target Selected Current Assets Amount, each of which shall be calculated on a consistent basis.

i.     Within sixty (60) calendar days after the Closing Date, Mesa shall prepare and deliver to the Members:

1.     its calculation of the draft Closing Date Selected Current Assets Amount,

2.     a statement setting forth Mesa’s preliminary calculation of the draft Selected Current Assets Adjustment Amount (the “Preliminary Closing Statement”) and

3.     any and all supporting documentation relating to each of the above calculations, including, but not limited to, all work papers relating to such calculation (collectively, the “Selected Current Assets Statements”).

ii.     The Members will have thirty (30) calendar days following receipt of the Selected Current Assets Statements to determine, in good faith, if the Selected Current Assets Statements have been calculated in accordance with the terms of this Section 2.5(b) and Exhibit A and each is true, accurate and complete. If the Members determine that the Selected Current Assets Statements have any discrepancies or are otherwise incorrect, inconsistent, inaccurate or not determined and/or calculated in accordance with the terms of this Section 2.5(b) and Exhibit A, or are not otherwise true, accurate and complete, the Members shall notify Mesa in writing of the Members’ proposed adjustments to any of the Selected Current Assets Statements on or before the end of such thirty (30) calendar day period, including reasonable detail of the nature and basis for the adjustments and all work papers related thereto (collectively, the “Selected Current Assets Objection”).

iii.     If the Members deliver a Selected Current Assets Objection, then within fifteen (15) calendar days following receipt by Mesa of such Selected Current Assets Objection, the Parties shall confer and negotiate in good faith to resolve the matters in dispute as set forth in the Selected Current Assets Objection. If the Parties cannot mutually resolve any such disputes within such fifteen (15) calendar day period, the Parties shall jointly engage an accounting firm agreeable to both Parties and independent of both (the “Independent Accountant”). The Parties jointly shall engage the Independent Accountant, acting as an expert and not an arbiter, to review only those items in dispute by the Parties. The Independent Accountant shall be furnished with a copy of this Agreement, the Selected Current Assets Statements and the Selected Current Assets Objection, and any other documentation of either Party that the Independent Accountant determines to be necessary and relevant to resolving such disputes. The Independent Accountant shall, within thirty (30) calendar days following the commencement of its engagement by the Parties, complete its review and render a written report setting forth its conclusion as to calculation of the Selected Current Assets Statements. The decision by the Independent Accountant shall be in writing and delivered to the Parties. The Parties agree that the Independent Accountant is the exclusive Person to make all interpretations necessary (including interpretations or constructions of this Agreement) to support its determinations. The Independent Accountant’s decision shall be the final Selected Current Assets Adjustment Amount (the “Final Selected Current Assets Adjustment Amount”) and shall be final, conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction. The fees, costs and expenses of the Independent Accountant shall be apportioned between Mesa, on the one hand, and the Members, on the other, each paying fifty percent (50%) of such fees, costs and expenses of the Independent Accountant.

iv.     If the Members do not submit a Selected Current Assets Objection within the thirty (30) calendar day period contemplated by Section 2.5(b)ii above, the Selected Current Assets Adjustment reflected in the Preliminary Closing Statement will be deemed the Final Selected Current Assets Adjustment Amount. If the Preliminary Closing Statement is modified by either: (A) mutual agreement by the Members and Mesa or (B) the Independent Accountant, as the case may be, then such modified Preliminary Closing Statement shall be the Final Selected Current Assets Adjustment Amount.

(c)     Within ten (10) calendar days after the final determination of the Final Selected Current Assets Adjustment Amount pursuant to this Section 2.5(b), either (A) the Members shall pay to Mesa, either by way of set-off against the Holdback Amount or by way of cash, at Mesa’s discretion, the amount, if any, by which the Closing Date Selected Current Assets Amount is less than the Target Selected Current Assets Amount or (B) Mesa shall pay to the Members the amount, if any, by which the Closing Date Selected Current Assets Amount exceeds the Target Selected Current Assets Amount.

(d)     The Parties acknowledge and agree that NBBS shall, prior to Closing, timely and fully pay the premium for its group health insurance plan for the month of August. At or before Closing, NBBS shall provide Mesa with proof of payment of such premium as Mesa may reasonably require. Within thirty (30) days after Closing, Mesa shall reimburse NBBS for the premium payment in an amount equal to the premium paid by NBBS multiplied by a fraction, the numerator of which is the number of days remaining in August as of and including the Closing Date, and the denominator of which is 31.

(e)     All payments of cash pursuant to this Section 2.5 shall be made in immediately available funds by wire transfer to an account or accounts specified by the receiving Party.

2.6     Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 A.M. Eastern Daylight Time on August 6, 2015, or at such other date and time as may be mutually agreed upon by the parties (the “Closing Date”). The Closing shall be held at a location in Traverse City, Michigan as may be mutually agreed upon by the Parties.

ARTICLE III

Representations and Warranties of Mesa

In order to induce NBBS to enter into this Agreement and to consummate the transactions contemplated hereby, Mesa makes the representations and warranties set forth below to NBBS and the Members:

3.1     Organization. Mesa is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Mesa is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Mesa.

3.2     Authorization; Enforceability. The execution, delivery and performance of this Agreement by Mesa and all other agreements to be executed, delivered and performed by Mesa pursuant to this Agreement and the consummation by Mesa of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Mesa. This Agreement has been duly authorized, executed and delivered by Mesa, and constitutes the legal, valid and binding obligation of Mesa, assuming the due authorization, execution and delivery of this Agreement by NBBS and the Members, enforceable in accordance with its respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3     No Violation or Conflict. The execution, delivery and performance of this Agreement by Mesa, and the consummation by Mesa of the transactions contemplated hereby: (a) to the Knowledge of Mesa, do not violate or conflict with any provision of Law or regulation; (b) do not violate or conflict with any writ, Order or decree of any court or governmental or regulatory authority, or any provision of Mesa’s Articles of Incorporation or Bylaws; and (c) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any lien, charge or encumbrance upon any property or assets of Mesa pursuant to any instrument or agreement to which Mesa is a party or by which Mesa or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

3.4     Consents of Governmental Authorities and Others. Other than in connection with the provisions of the Colorado Business Corporation Act, the Exchange Act, and the Securities Act (all of which shall be complied with by Mesa at its sole cost and expense), no consent, approval, Order or authorization of, or registration, declaration, qualification or filing with, Governmental Authority, or any other Person, except as may be required by Mesa’s lending institution, J.P. Morgan Chase Bank, is required to be made by Mesa in connection with the execution, delivery or performance of this Agreement by Mesa or the consummation by Mesa of the transactions contemplated hereby, excluding the execution, delivery and performance of this Agreement by Mesa.   Mesa will obtain all necessary approvals to the transactions consummated under this Agreement by J.P. Morgan Chase Bank prior to the Closing and shall provide evidence of such approval to NBBS at or prior to the Closing.

3.5     No Brokers. Neither Mesa nor any of its officers, directors, employees, or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in an obligation of Mesa to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.6     Financing. Mesa has sufficient funds or it has a line of credit available to it sufficient to close this transaction and any payments required hereunder including the Holdback Amount.

3.7     Disclosure. To the Knowledge of Mesa, no representation or warranty of Mesa contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Mesa to NBBS pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or omits to state a material fact necessary in order to provide NBBS with full and proper information as to the business, financial condition, assets, liabilities, or results of operations of Mesa.

3.8     No Additional Representations. Mesa does not make any representations or warranties relating to Mesa’s business in connection with the contemplated transactions other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, NBBS and the Members hereby acknowledge that, except as otherwise specifically provided in this Agreement, neither Mesa, nor any of its officers, employees, or agents, has made any warranty regarding Mesa’s business, including, but not limited to, any warranty of future business performance, and NBBS and the Members hereby disclaim all express or implied warranties related to Mesa’s business.

ARTICLE IV

Representations and Warranties of NBBS and the Members

In order to induce Mesa to enter into this Agreement and to consummate the transactions contemplated hereby, NBBS and the Members jointly and severally make the representations and warranties set forth below to Mesa:

4.1     Organization. NBBS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan. NBBS is duly qualified to transact business in all jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on NBBS, except as otherwise set forth on Schedule 4.1 of the Disclosure Schedule.

4.2     Enforceability; Authorization.

(a)     Upon the execution and delivery by NBBS and the Members of this Agreement and each other agreement to be executed or delivered by any or all of NBBS and Members hereunder (the “Closing Agreements”), this Agreement and each Closing Agreement will constitute the legal, valid and binding obligation of NBBS and the Members, enforceable against each of them, in accordance with the respective terms of this Agreement and the Closing Agreements except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity, or enforceability of Closing Agreements restricting competition by NBBS or the Members for a period in excess of three (3) years.

(b)     NBBS has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and NBBS' Closing Agreements to which it is a party and to perform its obligations under this Agreement and NBBS’ Closing Agreements, and such action has been duly authorized by all necessary action by NBBS' Members or governing body. Each Member has all necessary legal capacity to enter into this Agreement and the Closing Agreements to which such Member is a party and to perform his/her obligations hereunder and thereunder.

(c)     Except for the consents set forth on Schedule 4.2 and Schedule 4.7(b)(ii) of the Disclosure Schedule, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority, or any other Person, is required to be made by NBBS in connection with the execution, delivery or performance of this Agreement by NBBS or the consummation by it of the transactions contemplated hereby.

4.3     No Violation or Conflict. Except as provided in Schedule 4.2 and required consents under Schedule 4.7(b)(ii) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby: (i) do not violate or conflict with any Law; (ii) do not violate or conflict with any writ, Order or decree of any Governmental Authority, or any provision of NBBS Articles of Organization or Operating Agreement; and (iii) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default), cause the acceleration of performance, give to others any right of termination, amendment, acceleration or cancellation of or require any consent under, or result in the creation of, any Encumbrance upon any property or assets of NBBS pursuant to any instrument or agreement to which NBBS is a party or by which NBBS or its properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing.

4.4     Permits. Schedule 4.4 of the Disclosure Schedule sets forth a complete and accurate list of each consent, license, registration or permit issued, granted, given or otherwise made available by or under any Governmental Authority, or pursuant to any Law (collectively “Permits”) held by NBBS, including those Permits which relate to the Business or the Purchased Assets. Except as provided in Schedule 4.4 of the Disclosure Schedule, each Permit listed or required to be listed in Schedule 4.4 is valid and in full force and effect and each Permit is transferrable to Mesa at no cost. NBBS holds all Permits necessary to lawfully conduct and operate the Business as conducted on the date hereof and NBBS has complied, in all material respects, with the terms and conditions of each such Permit.

4.5     Title, Condition, and Sufficiency of Purchased Assets.

(a)     Except as provided in Schedule 4.5(a), NBBS owns good and transferable title to, or a valid transferable leasehold interest in, the Purchased Assets, free and clear of any Encumbrances.

(b)     The present use of and improvements made to any real property used or occupied by NBBS, including the real properties which are the subject of the Leases, is permitted as a right under the respective Leases and all applicable Laws, including all land use laws. All such real property is in good repair and in good condition, ordinary wear and tear excepted.

(c)     Schedule 4.5(c) of the Disclosure Schedule sets forth a complete and accurate list of the tangible personal property included in the Purchased Assets, all of which (i) is in good repair and good operating condition, ordinary wear and tear excepted, and (ii) is suitable for immediate use in the Ordinary Course of Business. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed on Schedule 4.5(c), all tangible personal property used in the Business is in possession of NBBS.

(d)     Except as set forth on Schedule 4.5(d) of the Disclosure Schedule, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by NBBS and (b) includes all of the operating assets of NBBS.

4.6      Inventory. All Inventory items consist of a quality and quantity usable and, with respect of finished goods, saleable, in the Ordinary Course of Business of NBBS except for obsolete items and items of below standard quality, all of which have been written off down to net realizable value in the Financial Statements or on the books of account or other financial records of NBBS (“Books of Account”) as of the Closing Date, as the case may be. NBBS is not in possession of any inventory not owned by NBBS, including goods already sold. All of the Inventory has been valued at the lower of cost or net realizable value on a first in, first out basis. Inventory now on hand were purchased in the Ordinary Course of Business of NBBS at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory are not excessive or undersupplied, but are reasonable in the present circumstances of NBBS.

4.7     Contracts.

(a)     Schedule 4.7(a) of the Disclosure Schedule contains an accurate and complete list of, and to the extent in writing, NBBS has delivered to Mesa accurate and complete copies of:

i.     each Included Contract that involves performance of services over a period of more than one (1) year, or delivery of goods or materials by NBBS of an amount or value in excess of ten thousand dollars ($10,000);

ii.     each Included Contract that involves performance of services over a period of more than one (1) year, or delivery of goods or materials to NBBS in excess of ten thousand dollars ($10,000);

iii.     each Included Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of NBBS in excess of ten thousand dollars ($10,000);

iv.     each open Sales Order (which may be provided by reference in the Disclosure Schedule to an electronic database which shall be readily accessible to Mesa);

v.     each Lease, including the name of lessor, date of Lease and term expiry date, correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which NBBS has a leasehold interest;

vi.     each Included Contract affecting ownership of, leasing of, title to, use of or any other interest in any personal property;

vii.     each Included Contract for capital expenditures in excess of ten thousand ($10,000);

viii.     each Included Contract not denominated in US Dollars;

ix.     each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by NBBS other than in the Ordinary Course of Business;

x.     each amendment, supplement, and modification, whether oral or written, in respect of any of the foregoing.

The foregoing contracts, along with current contracts involving de minimis amounts entered into by NBBS in the Ordinary Course of Business, are collectively referred to herein as the “Business Contracts”.

(b)	Except as set forth on Schedule 4.7(b) of the Disclosure Schedule:

i.     each Business Contract identified or required to be identified in Schedule 4.7(a) of the Disclosure Schedule and which is to be assigned to or assumed by Mesa under this Agreement is in full force and effect, is valid and enforceable in accordance with its terms;

ii.     each Business Contract identified or required to be identified on Schedule 4.7(a) of the Disclosure Schedule and which is to be assigned to or assumed by Mesa is assignable by NBBS without the consent of any other Person;

iii.     no Business Contract identified in Schedule 4.7(a) of the Disclosure Schedules and which is to be assigned to or assumed by Mesa under this Agreement will upon completion or performance thereof have a Material Adverse Effect on the Business, assets or condition of NBBS or the business to be conducted by Mesa with the Purchased Assets.

iv.     the open Sales Orders arose from bona fide, firm purchase orders received from customers which have been accepted by NBBS in the Ordinary Course of Business. All such Open Sales Orders represent non-cancelable contracts between NBBS on the one hand and the customer on the other, for the purchase of NBBS products and/or services not yet delivered by NBBS.

(c)	Except as set forth on Schedule 4.7(c) of the Disclosure Schedule:

i.     NBBS is, and at all times since January 1, 2013 has been in material compliance with all applicable terms and requirements of each Business Contract;

ii.     each other Person that has or had any obligation or liability under any Business Contract which is being assigned to Mesa is, and at all times since January 1, 2013, has been in material compliance with all applicable terms and requirements of such Business Contract;

iii.     no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give NBBS or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Business Contract that is being assigned to or assumed by Mesa;

iv.     no event has occurred or circumstance exists that (with or without notice or laps of time) would cause the creation of any Encumbrance affecting any of the Purchase Assets; and

v.     NBBS has not given to or received from any other Person, at any time since January 1, 2013, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Business Contract which is being assigned to or assumed by Mesa;

(d)     No improvement, new product development, change in functionality, or other performance alteration is necessary for NBBS to perform any Business Contract or outstanding warranty Liability with respect to any products or services of NBBS.

(e)     Except as set forth on Schedule 4.7(e) of the Disclosure Schedule, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to NBBS under current or completed Business Contracts with any person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)     Each Business Contract relating to the sale, design, manufacture or provision of products or services by NBBS has been entered into in the Ordinary Course of Business of NBBS and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

4.8     Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the Books of Account of NBBS as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by NBBS in the Ordinary Course of Business. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of NBBS, under any Included Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 4.8 of the Disclosure Schedules contains a complete and accurate list of all accounts receivable as of July 31, 2015, which list sets forth the aging of each such account receivable.

4.9      Proceedings.

(a)     Except as set forth on Schedule 4.9(a) of the Disclosure Schedules, there is no pending or, to NBBS’ Knowledge, threatened Proceeding (i) by or against NBBS or that otherwise relates to or may affect the Business, or any of the assets owned or used by NBBS, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated under this Agreement. To the Knowledge of NBBS, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. NBBS has delivered to Mesa copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 4.9(a). There are no Proceedings listed or required to be listed in Schedule 4.9(a) that could have a Material Adverse Effect on the Business, operations, assets, condition or prospects of NBBS or upon the Purchased Assets

(b)     Except as set forth in Schedule 4.9(b) (i) there is no Order to which NBBS, the Business or any of the Purchased Assets is subject; and (ii)     to the Knowledge of NBBS, no officer, director, member, manager, agent or employee of NBBS is subject to any Order that prohibits such officer, director, member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)     Except as set forth in Schedule 4.9(c): (i) NBBS is, and, at all times since January 1, 2012 has been in compliance with all of the terms and requirements of each Order to which it, the Business, or any of the Purchased Assets is or has been subject; (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which NBBS or any of the Purchased Assets is subject; and (iii) NBBS has not received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which NBBS or any of the Purchased Assets is or has been subject.

4.10     Taxes; Tax Returns. NBBS has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to all applicable Laws. All Tax Returns and reports filed by NBBS are true, correct and complete. NBBS has paid, or made provision for the payment of, all Taxes that have or may become due for all periods covered by such Tax Returns, or pursuant to any assessment received by NBBS. Except as provided in Schedule 4.10 of the Disclosure Schedules, NBBS currently is not the beneficiary of any extension of time within which to file any Tax Return or report with respect to Taxes. No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where NBBS does not file Tax Returns or reports with respect to Taxes that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax or timely file any Tax Return or report with respect to Taxes. NBBS has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance. All Taxes that NBBS is or was required by Law to withhold, deduct, or collect have been duly withheld, deducted, and collected and, to the extent required, have been paid or turned over to the proper Governmental Authority.

4.11     Product Warranty. All of the products manufactured, sold, leased and delivered by NBBS have conformed in all material respects with all applicable contractual commitments and all express warranties. NBBS has no outstanding Liability for replacement or repair thereof or other damages in connection therewith except to the extent reflected in the Financial Statements or the Books of Account of NBBS, or in the Ordinary Course of Business. All of the products manufactured, sold, leased and delivered by NBBS are subject to NBBS’ product warranties, a correct and complete copy of which is attached to Schedule 4.11 of the Disclosure Schedule (“Standard Warranty”). NBBS has provided to Mesa all of the material terms and conditions of sale for products manufactured by NBBS (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth on Schedule 4.11 of the Disclosure Schedule, there are no warranties, commitments or obligations with respect to the return, repair or replacement of products manufactured, sold, leased or delivered by NBBS other than the Standard Warranty. None of the products sold by NBBS has been the subject of any replacement, field fix, retrofit, or modification pursuant to a recall campaign by NBBS and no such campaign is currently being conducted or contemplated by NBBS or is required to be conducted by any Governmental Authority.

4.12     No Brokers. Neither NBBS nor the Members has employed any broker or finder, and has not incurred and will not incur, directly or indirectly, any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.13     Compliance with Laws. Except as set forth in Schedule 4.13 of the Disclosure Schedules:

(a)     NBBS is, and at all times since January 1, 2012, has been, in full compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

(b)     no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by NBBS of, or a failure on the part of NBBS to comply with, any Law or (ii) may give rise to any obligation on the part of NBBS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)     NBBS has not received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible or potential obligation on the part of NBBS to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(d)     NBBS has not, in order to obtain or retain any business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100) in the aggregate to any one individual in any year) to (i) any person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer; (ii) any political party or official thereof; (iii) any candidate; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or any entity affiliated with such customer, political party or official or political office.

4.14     Conduct of Business. Since December 31, 2014, NBBS has conducted its business in the ordinary and usual course consistent with past practices and there has not occurred any Material Adverse Effect in the condition (financial or otherwise), results of operations, properties, assets, liabilities, or business of NBBS, except as disclosed on Schedule 4.14 of the Disclosure Schedule. Since December 31, 2014, NBBS has not;

(a)     suffered any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on any of its properties, assets, or business;

(b)     granted or made any mortgage or pledge or subjected itself or any of its properties or assets to any lien, charge or encumbrance of any kind;

(c)     made or committed to make any capital expenditures in excess of ten thousand dollars ($10,000);

(d)     become subject to any Guaranty;

(e)     entered into any agreement which would be a material Business Contract, or amended or terminated any existing material Business Contract;

(f)     been named as a party in any Proceeding, or become the focus of any investigation by any government or regulatory agency or authority; or

(g)     experienced any other event or condition of any character which has had a Material Adverse Effect on NBBS.

4.15     Environmental Matters. Except as disclosed on Schedule 4.15 of the Disclosure Schedule:

(a)     NBBS is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under any Environmental Law;

(b)     no real property used by NBBS presently or in the past has been used by NBBS to manufacture, treat, store, or dispose of any Hazardous Material;

(c)     neither NBBS nor either Member has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice or other communication from (i) any Governmental Authority or private citizen acting in the public interest or (ii) the current or prior owner or operator of any facilities used by NBBS, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any environmental liability with respect to any facility or other property or asset (whether real, personal or mixed) in which NBBS has or had an interest.

4.16     Financial Statements; Books of Account; No Undisclosed Liabilities.

(a)     Attached hereto as Exhibit B are true and complete copies of NBBS’ Financial Statements. Except as set forth on Schedule 4.16 of the Disclosure Schedule, the Financial Statements (i) have been prepared from and in accordance with the Books of Account and records of NBBS (ii) fairly present the financial condition and the results of operations, changes in Members’ equity, and cash flows of NBBS as at the respective dates of and for the periods referred to in such Financial Statements and (iii) reflect consistent application of accounting principles and methods used by NBBS throughout the periods involved.

(b)     The Books of Account of NBBS, all of which have been made available to Mesa, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. All transactions are properly and accurately recorded on the Books of Account and each document upon which entries in the Books of Account are based is complete and accurate in all respects. NBBS’ system of internal controls is adequate to, among other things, ensure that NBBS maintains no off-the-books accounts and that NBBS’ assets are used only in accordance with NBBS’ lawful management directives.

(c)     Except as set forth on Schedule 4.16(c) of the Disclosure Schedule, NBBS has no Liability except for Liabilities reflected in or reserved against in the Financial Statements or Books of Account, and current liabilities incurred in the Ordinary Course of Business of NBBS since December 31, 2014 and continuing performance obligations under Business Contracts.

4.17     Intellectual Property.

(a)     Schedule 4.17(a) of the Disclosure Schedule contains a complete and accurate list and summary description, and NBBS has delivered to Mesa accurate and complete copies of all Included Contracts relating to the Intellectual Property.

(b)     Except as set forth on Schedule 4.17(b) of the Disclosure Schedules,

i.     there are no pending or to NBBS’ Knowledge, no threatened Proceedings, claims, demands, disputes or disagreements with respect to any Intellectual Property;

ii.     the Intellectual Property includes all intellectual property necessary for the operation of NBBS’ business as it is currently conducted;

iii.     NBBS is the owner or licensee of all right, title and interest in and to all of the Intellectual Property, free and clear of all Encumbrances and has the right to use all of the Intellectual Property;

(c)     Schedule 4.17(c) of the Disclosure Schedule contains a complete and accurate list and summary description of all Trademarks.

i.     Except set forth on Schedule 4.17(d) of the Disclosure Schedule, all Trademarks have been registered with the United States Patent and Trademark Office, are currently in compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

ii.     No Trademark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to NBBS’ Knowledge, no such action is threatened with respect to any of the Trademarks.

iii.     No Trademark is infringed upon or, to NBBS’ Knowledge, has been challenged or threatened in any way.

iv.     None of the Trademarks used by NBBS infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(d)     Schedule 4.17(d) of the Disclosure Schedule contains a complete and accurate list and summary description of all Net Names.

i.     All Net Names have been registered in the name of NBBS and are in compliance with all formal Legal Requirements.

ii.     No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation or other Proceeding and, to NBBS’ Knowledge, no such action is threatened with respect to any Net Name.

iii.     To NBBS’ Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

iv.     No Net Name is infringed upon or, to NBBS’ Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(e)     Except as set forth on Schedule 4.17(e) of the Disclosure Schedule, NBBS has not granted any license, agreement, or other permission to a third party with respect to any of its Intellectual Property.

4.18     Employees.

(a)     Schedule 4.18(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of NBBS, including each employee on leave of absence or layoff status: name; job title; date of hire; current base salary and any change in base salary since December 31, 2014; all variable compensation (bonus, profit sharing, commissions, or other forms) paid since June 30, 2014; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any employee benefit plan.

(b)     Schedule 4.18(b) of the Disclosure Schedule states the number of employees terminated by NBBS Seller since December 31, 2014 and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by NBBS since December 31, 2014: (i) the date of such termination, layoff or reduction in hours; and (ii) the reason for such termination, layoff or reduction in hours.

(c)     NBBS has not violated the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law.

4.19      Employee Benefits.

(a)     None of the employees of NBBS are represented by a collective bargaining agent, and NBBS is not a party to any collective bargaining agreements concerning its employees.

(b)     NBBS has not sponsored, maintained or contributed to (or otherwise been a party to) any multiemployer plan as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c)     NBBS does not maintain nor has it ever maintained, and does not contribute nor has it ever contributed to, and is not required to contribute to any Employee Pension Benefit Plan (as defined in ERISA), which is subject to ERISA or any defined benefit plan.

4.20     Disclosure. No representation or warranty or other statement made by NBBS or either Member in this Agreement, the Disclosure Schedule, any supplement to the Disclosure Schedule, or any certificate delivered in connection with this Agreement or the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make any of them, in light of the circumstances in which it was made, not misleading. NBBS does not have Knowledge of any fact that has specific application to NBBS (other than general economic or industry conditions) and that may have a Material Adverse Effect on the assets, business, prospects, financial condition or results of operations of NBBS that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE V

Additional Agreements

5.1     Reliance on and Survival of the Representations and Warranties. The Parties hereto mutually agree that, notwithstanding any right of any Party or Parties to this Agreement to investigate the affairs of any other Party or Parties to this Agreement or the affairs of NBBS, the Party or Parties having such right to investigate shall have the right to rely fully upon the representations and warranties of the other Party or Parties contained in this Agreement and on the accuracy of any document, certificate, schedule or other instrument given or delivered by such other Party or Parties pursuant to this Agreement. All representations and warranties in Articles III and IV of this Agreement or contained in any document, certificate, schedule or other instrument given or delivered pursuant to this Agreement shall survive the Closing and remain in effect for the benefit of the respective Party for the periods set forth below.

(a)     except as provided in subsections 5.1(b) 5.1(c), 5.1(d), and 5.1(e) below, the representations and warranties set forth in Articles III and IV of this Agreement shall survive the Closing and remain in effect for the benefit of the respective Party for a period of two (2) years;

(b)     the representations and warranties set out in Section 4.10 (Taxes) shall continue in full force and effect survive the Closing and remain in effect for the benefit of Mesa until the date immediately following the expiration of all periods allowed for objecting to or appealing from the final determination of any proceedings relating to any assessment, reassessment or additional assessment of NBBS by any Governmental Authority in respect of any taxation period ending on or prior to the Closing Date. For these purposes, a final determination shall mean: (i) the expiry of the time to appeal from or object to the relevant assessment, reassessment or additional assessment by the Internal Revenue Service or other taxing authority if no appeal is taken or no objection is made; (ii) the entering into of any agreement by NBBS and such a taxing authority in full and final settlement of a dispute regarding such assessment, reassessment, additional assessment or proposed assessment, reassessment or additional assessment; or (iii) the decision by a court or tribunal of competent jurisdiction regarding the relevant assessment, reassessment or additional assessment from which no appeal may be taken or the period during which an appeal may be taken has expired and no appeal has been taken;

(c)     the representations and warranties set forth in Section 4.15 (Environmental Matters) shall survive the Closing and remain in effect for the benefit of Mesa for a period of three (3) years;

(d)     the representations and warranties set forth in Section 4.2 (Authorization; Enforceability) shall survive the Closing and remain in effect for the benefit of Mesa without limitation as to time and the representations and warranties set forth in Section 3.2 (Authorization; Enforceability) shall survive the Closing and remain in effect for the benefit of NBBS without limitation as to time; and

(e)     in case of any fraud or willful misconduct by any Party, there shall be no time limit for a claim.

5.2     Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the Party for whose benefit such representations, warranties, covenants and agreements were made. All statements contained herein or in any schedule, certificate, exhibit, list or other document required to be delivered pursuant hereto, shall be deemed to be representations and warranties for purposes of this Agreement; provided, that any knowledge or materiality qualifications contained herein shall be applicable to such other documents.

5.3     Indemnification.

5.3.1     Indemnification by Mesa. Mesa agrees to indemnify and hold harmless NBBS and each of NBBS’ Members, managers, employees, Affiliates, agents and representatives from and against any loss, cost, damage, diminution of value, expense, judgment or liability, including investigative fees and reasonable legal fees, expenses and costs (a “NBBS Loss”), which is suffered or incurred by NBBS in connection with any claim, demand, action, suit or proceeding, whether or not involving a claim made by a third-party (“Claim”), to the extent that such NBBS Loss arises out of or in connection with: (a) any breach or default in the performance by Mesa of any covenant or agreement made by Mesa in this Agreement or in any other certificate, document, writing or instrument delivered by Mesa pursuant to this Agreement; (b) any breach of any representation or warranty made by Mesa in this Agreement or in any other certificate, document, writing or instrument delivered by Mesa pursuant to this Agreement; (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Mesa in connection with the transactions contemplated by this Agreement; (d) any Assumed Liabilities; and (e) any and all Proceedings incident to any of the foregoing. Except for any NBBS Loss arising from the failure by Mesa to pay all or any part of the Purchase Price, NBBS would not be permitted to seek indemnification under this Section 5.3 until the aggregate of their claims exceeds twenty thousand dollars ($20,000) (with no minimum amount for each claim) and when such aggregate exceeds that threshold, NBBS shall be entitled to claim indemnification based on the first dollar of such NBBS Loss.

5.3.2     Indemnification by NBBS. NBBS and the Members, jointly and severally, agree to indemnify and hold harmless Mesa, and each of Mesa’s shareholders, directors, officers, employees, Affiliates, agents and representatives from and against any loss, cost, damage, diminution of value, expense, judgment or liability, including investigative fees and reasonable legal fees, expenses and costs (a “Mesa Loss”), which is suffered or incurred by Mesa in connection with any Claim, to the extent that such Mesa Loss arises out of or in connection with: (a) any breach or default in the performance by NBBS or the Members of any covenant or agreement made by NBBS or the Members in this Agreement or in any other certificate, document, writing or instrument delivered by Mesa pursuant to this Agreement; (b) any breach of any representation or warranty made by NBBS or the Members in this Agreement, the Disclosure Schedule or any supplements thereto, or in any other certificate, document, writing or instrument, including all transfer instruments, delivered by NBBS pursuant to this Agreement; (c) any Claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with NBBS or either of the Members in connection with the transactions contemplated by this Agreement; (d) any Liability arising out of ownership or operation of the Purchased Assets or Business prior to the Closing Date, other than Assumed Liabilities; (e) any product or component thereof manufactured, sold or shipped by NBBS, or any services provided by NBBS, in whole or part prior to the Closing Date, other than Assumed Liabilities; (f) any noncompliance with any tax bulk sales Law or fraudulent transfer Law in respect of the transactions contemplated hereby; (g) any Excluded Liabilities; and (h) any and all Proceedings incident to the foregoing. Mesa would not be permitted to seek indemnification under this Section 5.4 until the aggregate of its claims exceeds twenty thousand dollars ($20,000) (with no minimum amount for each claim) and when such aggregate exceeds that threshold, Mesa shall be entitled to claim indemnification based on the first dollar of such Mesa Loss.

5.3.3     Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”.

(a)     There shall be no right to indemnification under this Agreement for any losses or claims arising out of or related to any breach of or any inaccuracy in any representation or warranty of a Party to this Agreement, with respect to which a claim for indemnification is made following the expiration of the applicable survival periods of such representation or warranty as set forth in Section 5.1 of this Agreement.

(b)     An Indemnified Party under this Agreement shall give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within thirty (30) calendar days of first Knowledge of such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced by such failure or such notice is given after expiration of the applicable survival period of the underlying representation or warranty. Such notice shall specify whether the claim arises as a result of a claim by a Person other than a Party against the Indemnified Party (a “Third Party Claim”) or whether the claim is made directly by the Indemnified Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

1.	the factual basis for the claim; and;
2.	the amount of the claim, if known.

If, through the sole fault of the Indemnified Party, the Indemnifying Party does not receive notice of any claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off, as against the amount claimed by the Indemnified Party, the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

(c)     With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the claim, the Indemnifying Party shall have thirty (30) calendar days to make such investigation of the claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such thirty (30) calendar day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim or if the Indemnified Party is Mesa, it may setoff such mutually agreed upon claim against the Holdback Amount. If the Parties are unable to agree on the validity or the amount of the claim, such issues shall be resolved solely by arbitration in accordance with the provisions of Section 5.4 of this Agreement.

(d)     With respect to any Third Party Claims, the Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) calendar days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld, delayed or conditioned), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the Third Party Claim. The Indemnifying Party shall not settle any such Third Party Claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have a Material Adverse Effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently defending any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle such Third Party Claim and the Indemnifying Party will not be responsible for the fees of separate legal counsel representing the Indemnified Party, unless the named parties to any proceeding include both Parties and representation of both Parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or disputes its obligation to indemnify in respect to such Third Party Claim, or having made such election does not, in the reasonable opinion of the Indemnified Party, proceed diligently to defend such Third Party Claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party (only if the Indemnifying Party is obligated hereunder this Article V to indemnify the other Party), elect to take over the defense of and proceed to handle such Third Party Claim in its discretion and the Indemnifying Party shall (only if the Indemnifying Party is obligated hereunder this Article V to indemnify the other Party) be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such Third Party Claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such Third Party Claim.

(e)     The Parties agree to cooperate in defending any Third Party Claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the Parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

(f)     Subject to subsection 5.3.3(g) of this Agreement, with regard to any claims for which indemnification becomes due and payable by the Indemnifying Party hereunder, such claims shall be paid promptly by the Indemnifying Party, provided that with respect to claims to which the following apply, then upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) calendar days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; (iii) a settlement of a claim, in which case the Indemnifying Party shall make payment in accordance with the terms of the settlement agreement; or (iv) in the case of the reasonable expenses of counsel to the Indemnified Party, the same shall be reimbursed on a current basis by the Indemnifying Party.

(g)     If there is a Mesa Loss, Mesa, at its option, shall be entitled to receive payment equivalent to the amount of the Mesa Loss out of the Holdback Amount, upon the earliest to occur of the events listed in subsections 5.3.3(f) (i), (ii) or (iii) of this Agreement.

(h)     The amount of any Mesa Loss or NBBS Loss for which any Indemnified Party claims indemnification under this Agreement shall be (i) reduced by any insurance proceeds actually received from a third party insurer (net of reasonable costs incurred by such Indemnified Party to enforce payment from such third-party insurer) by such Indemnified Party with respect to such loss; (ii) decreased to take account of any net Tax benefit actually incurred or realized by such Indemnified Party as a result of such loss; and (iii) reduced by indemnification, reimbursement, credits, rebates, refunds or other payments actually received by such Indemnified Party from third parties with respect to such loss (net of reasonable costs incurred by any Indemnified Party to obtain such indemnification, reimbursement, credits, rebates, refunds or other payments).

(i)     Notwithstanding anything to the contrary in this Agreement, NBBS and the Members shall not be responsible for any Mesa Loss in excess of the amount of the Purchase Price actually paid to NBBS.

(j)     Each Party hereto shall take, and cause their Affiliates to take, all reasonable steps to mitigate any NBBS Loss or Mesa Loss, as applicable, upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the claim that gives rise to such Loss.

5.4     Noncompetition; Nondisclosure; Nonsolicitation. As an inducement to Mesa to enter into this Agreement, in partial consideration of the Purchase Price and as a condition to Closing, NBBS and its Members, shall enter into and delivered to Mesa a noncompetition, nondisclosure, and nonsolicitation agreements in the forms of Exhibit G attached hereto and made a part hereof (the “Noncompetition, Nondisclosure, and Nonsolicitation Agreement”).

5.5     Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information reasonably requested; (b) execute and deliver to each other such other reasonably requested documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE VI

Closing; Deliveries; Conditions Precedent

6.1     Closing. All proceedings taken and all documents executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

6.2     Deliveries.

(a)	At the Closing, Mesa shall deliver the following:

i.     The Closing Payment to be paid as follows by wire transfer to an account designated by the respective recipient:

a.	$9,311,523.71 to NBBS;
b.	$68,905.01 to The Bank of Northern Michigan; and
c.

$844,571.28 for the benefit of Cynthia Chapman (f/k/a Cynthia C. Kittendorf) paid to and to be held in the attorney trust account of the Law Offices of Gary A. Kendra, PC, and timely paid to Cynthia Chapman as and when due in accordance with the terms of pay off and release arrangements agreed to between Ms. Chapman and Michael Kittendorf.

d.

$25,000.00 to Andrew Bernstein, Esq., to be held in his attorney trust account under and pursuant to that certain Tax Escrow Agreement dated and delivered of even date herewith among Mr. Bernstein, Mesa and NBBS

ii.     an assignment and assumption agreement executed by Mesa whereby Mesa assumes all of the Assumed Liabilities and NBBS assigns all of the Purchased Assets, except Trademarks and Lease, in the form of Exhibit E attached hereto and made a part hereof (the “Assignment and Assumption Agreement”);

iii.     an assignment and assumption agreement executed by Mesa whereby NBBS assigns and Mesa assumes all the Leases in the form of Exhibit F (the “Assignment and Assumption of Leases”);

iv.     an acknowledgement by J.P. Morgan Chase Bank authorizing Mesa to undertake the transactions required under this Agreement;

v.     such other documents and instruments as required to be delivered by Mesa pursuant to this Agreement or as NBBS may reasonably request;

vi.     a certificate to NBBS, dated as of the Closing Date, of an officer of Mesa setting forth that authorizing resolutions were adopted by Mesa’s Board of Directors approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto

(b)	At Closing, NBBS shall deliver or cause to be delivered the following documents to Mesa;

i.     a bill of sale for all of the Purchased Assets that are tangible personal property in the form of Exhibit C attached hereto and made a part hereof (the “Bill of Sale”) executed by NBBS;

ii.     the Assignment and Assumption Agreement executed by NBBS;

iii.     the Assignment and Assumption of Leases executed by NBBS;

iv.     assignments of Trademarks in the form of Exhibit F attached hereto and made a part hereof executed by NBBS (“Assignment of Trademarks”);

v.     the Noncompetition, Nondisclosure and Nonsolicitation Agreements executed by the Members;

vi.     a completed MESC Form UIA 1027, Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate;

vii.     a copy of NBBS application conditional tax clearance certificate from the taxing authorities in the State of Michigan;

viii.     a payoff letter or other evidence of release of liens in favor of The Bank of Northern Michigan;

ix.     a payoff letter or other evidence of release of liens in favor of Cynthia Chapman (fka Cynthia C. Kittendorf);

x.     a certificate, dated as of the Closing Date, of the managing member of NBBS setting forth that authorizing resolutions were adopted by NBBS Members approving the terms and conditions of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, along with an executed copy of the foregoing authorizing resolutions attached thereto;

xi.     such other deeds, bills of sale, assignments, consents to assignments certificates of title, and other instruments of transfer and conveyance (including with respect to Permits included in the Purchased Assets) as may reasonably be requested by Mesa, each in form and substance satisfactory to Mesa and executed by NBBS and, as the case may be, Third Parties;

6.3     Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Parties shall use their respective commercially reasonable efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those of the conditions precedent to its obligations or the obligations of the other Parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including obtaining all necessary consents, authorizations, Orders, approvals and waivers.

6.4     Conditions to Closing. Prior to and as conditions precedent to Closing:

(a)     Mesa’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Mesa at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Mesa, in whole or part):

i.     All of NBBS and the Members’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing.

ii.     NBBS and the Members shall have delivered to Mesa all of the documents and items required to be delivered under Section 6.2(b).

iii.     NBBS shall provide to Mesa such other documents and instruments as JPMorgan Chase, as Mesa’s lender, may reasonably request regarding NBBS.

iv.     NBBS shall have received all consents required as to the transactions contemplated hereby, including, without limitation, all consents required to achieve assignment of the current material Business Contracts with any of the third parties listed on Schedule 4.7(a) of the Disclosure Schedule.

(b)     NBBS obligation to sell the Purchased Assets and its and the Members’ obligations to take other actions required to be taken by NBBS and the Members at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by NBBS and Members, in whole or part):

i.     All of Mesa’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing.

ii.     Mesa shall have delivered to NBBS all of the documents and items required to be delivered under Section 6.2(a).

ARTICLE VII

Covenants

7.1     General Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and unless there is a closing on the sale contemplated by this Agreement, deliver promptly to the owner of such Confidential Information or destroy, at the request and option of the owner of the Confidential Information, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the affected Party promptly of the request or requirement so that the affected Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.1. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its commercially reasonable efforts to obtain, at the request and expense of the affected Party, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the affected Party shall designate. The foregoing provisions shall not apply to any Confidential Information which (i) is generally available to the public immediately prior to the time of disclosure or (ii) is or becomes available to the receiving Party on a non-confidential basis from a third party who, to the best of such receiving Party’s knowledge, is not prohibited from disclosing such information to such receiving Party by a legal, contractual or fiduciary obligation to the affected Party.

7.2     General. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article V).

ARTICLE VIII

Miscellaneous

8.1     Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the Parties at the addresses as follows (or at such other addresses as shall be specified by the Parties by like notice):

If to Mesa	With Copy to:

Mesa Laboratories, Inc.	Mesa Laboratories, Inc
12100 West Sixth Avenue	12100 West Sixth Avenue
Lakewood, Colorado 80228	Lakewood, CO 80228
Attention: John Sullivan, President & CEO	Attention: Helene Leone, General Counsel
Telephone: 303-987-8000	Telephone: 303-987-8000
Facsimile: 303987-8989	Facsimile: 303987-8989

If to NBBS or the Members	With Copy to (which shall not be considered notice)

Michael Kittendorf	Kendra Law Firm
2179 Cuyahoga Court	Attn: Gary A. Kendra
Traverse City, MI 49686	143 Cady Centre #319
Telephone: 231-883-7786	Northville, MI 48167
Telephone: 248-596-1879
Fax: 248-679-5295

Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

8.2     Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein contain every obligation and understanding between the Parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All Schedules, Exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

8.3     Binding Effect. Subject to Section 8.4 below, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4     Assignment. This Agreement may not be assigned by any Party without the written prior consent of the other Party. Notwithstanding anything set forth herein to the contrary, as security for certain obligations Mesa has to JPMorgan Chase Bank, N.A., Mesa may assign to JPMorgan Chase Bank, N.A., without the consent of the other Parties, its rights and remedies with respect to any of the representations, warranties, covenants and indemnities of NBBS and the Members and/or all of its other rights under this Agreement and the other documents executed in connection herewith, subject to the limitations therein.

8.5     Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof. Any such waiver or extension shall be evidenced by an instrument in writing executed on behalf of the Party against whom such waiver or extension is sought to be charged. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party thereof to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties hereto.

8.6     No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except as otherwise provided herein.

8.7     Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

8.8     Expenses. Except as otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such Party in connection herewith.

8.9     Headings. The table of contents and the section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

8.10     Other Remedies; Injunctive Relief. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage might occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of the Parties hereunder, the prevailing Party in any such action or suit may be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

8.12     Remedies Exclusive. Except in the case of fraud or equitable remedies expressly provided for herein, the Parties acknowledge and agree that the indemnification provisions set forth in Article V of this Agreement constitute the Parties’ sole and exclusive remedy with respect to any and all claims relating to the transactions contemplated by this Agreement.

8.13     Governing Law, Jurisdiction and Venue. This Agreement shall be entered into and shall be construed and enforced in accordance with the Laws of the State of Colorado, without regard to such state’s principles of conflicts of laws.

8.14     Arbitration

8.14.1     In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Notwithstanding the foregoing, in any controversy arising hereunder which involves a claim of more than five hundred thousand dollars ($500,000), then such claim shall be administered under the Procedures for Large, Complex Commercial Disputes (“LCCD”).

8.14.2     The number of arbitrator(s) shall be one (1) to be selected from a panel of persons being retired attorneys having ten (10) or more years of experience in mergers and acquisitions, who also shall have served as an arbitrator at least three (3) times prior to their service as an arbitrator in this arbitration, except if the matter is heard as a LCCD as provided in 8.14.2, then the number of arbitrators shall be three (3).

8.14.3     The arbitration shall be conducted in Traverse City, Michigan for claims brought by Mesa or Denver, Colorado for claims brought by NBBS.

8.14.4     Except as may be required by law, neither a Party nor its representatives, nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

8.14.5     The arbitrator(s) shall have no authority to award punitive, consequential, special, or indirect damages, except as may be required by Law. The arbitrator(s) shall be entitled to issue injunctive and other equitable relief. The arbitrator(s) shall award interest from the time of the breach to the time of award at the rate of prejudgment interest under Colorado law.

8.14.6     The award shall be made within nine (9) months of the filing of the notice of intention to arbitrate (demand), except in the case of an LCCD, in which case the award shall be made within one (1) year. The arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrator(s) if necessary.

8.14.7     The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

8.14.8     The award shall be in writing, shall be signed by the arbitrator or a majority of the arbitrators, as the case may be, and shall include a statement setting forth the reasons for the disposition of any claim.

8.15     Participation of Parties. The Parties hereby agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.16     Further Assurances. The Parties hereto shall deliver any and all other instruments or documents reasonably required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement including, without limitation, all necessary instruments of transfer as may be necessary or desirable to transfer full and complete ownership of the Purchase Assets free and clear of any liens or Encumbrances.

8.17     Publicity. No public announcement or other publicity concerning this Agreement or the transactions contemplated hereby shall be made without the prior written consent of both Mesa and NBBS as to form, content, timing and manner of distribution; provided, however, that Mesa may make such disclosure as is and to the extent required by applicable law or the rules of the Nasdaq Stock Market.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

MESA LABORATORIES, INC.	NORTH BAY/BIOSCIENCE, LLC

By: ________________________________	By: __________________________________
John J. Sullivan, CEO/President	Michael E. Kittendorf, Member

By: __________________________________
Cynthia D. Kittendorf, Member

MEMBERS

_____________________________________
Michael E. Kittendorf, Individually

_____________________________________
Cynthia D. Kittendorf, Individually